Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--October 27, 2011--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $1.6 million ($.11 diluted EPS) on revenue of $85.8 million for its third quarter ended September 30, 2011, compared to net income of $3.5 million ($.24 diluted EPS) on revenue of $60.7 million for the third quarter ended September 30, 2010. Net loss for the nine months ended September 30, 2011 was $3.6 million ($.25 diluted loss per share) on revenue of $219.4 million, compared to the net income of $11.4 million ($.79 diluted EPS) on revenue of $205.3 million for the nine months ended September 30, 2010. Included in the reported loss was a $7.7 million pre-tax charge in the first quarter related to the total impairment of an insurance claim.

The company had a revenue backlog of $664.7 million and a labor backlog of approximately 5.2 million man-hours, consisting of work remaining on commitments received through October 27, 2011.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$61,192	$88,072
Total current assets	157,959	130,622
Property, plant and equipment, at cost,net	214,063	197,652
Total assets	375,151	334,856
Total current liabilities	61,992	18,511
Debt	0	0
Shareholders' equity	281,749	287,192
Total liabilities and shareholders' equity	375,151	334,856

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 28, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2011. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.811.5445. A digital rebroadcast of the call is available two hours after the call and ending November 4, 2011 by dialing 1.888.203.1112, replay passcode: 4512779.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$85,827	$60,733	$219,426	$205,282
Cost of revenue:
Contract costs	81,823	53,798	212,454	184,174
Asset impairments	-	-	7,690	-
Total cost of revenue	81,823	53,798	220,144	184,174
Gross profit (loss)	4,004	6,935	(718)	21,108
General and administrative expenses	1,910	1,997	5,804	6,084
Operating income (loss)	2,094	4,938	(6,522)	15,024

Other income (expense):
Interest expense	(48)	(19)	(102)	(57)
Interest income	378	1,044	549	2,363
Other	89	23	317	1,054
	419	1,048	764	3,360

Income (loss) before income taxes	2,513	5,986	(5,758)	18,384

Income taxes	954	2,524	(2,188)	6,985

Net income (loss)	$1,559	$3,462	$(3,570)	$11,399

Per share data:

Basic earnings (loss) per share - common shareholders	$0.11	$0.24	$(0.25)	$0.79

Diluted earnings (loss) per share - common shareholders	$0.11	$0.24	$(0.25)	$0.79

Weighted-average shares	14,351	14,318	14,347	14,316
Effect of dilutive securities: employee stock options	25	2	-	9
Adjusted weighted-average shares	14,376	14,320	14,347	14,325

Depreciation and amortization included in expense above	$5,159	$4,797	$15,215	$14,412

Cash dividend declared per common share	$0.06	$0.01	$0.18	$0.03

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer